PUT OPTION AGREEMENT

     This PUT OPTION AGREEMENT ("Agreement") is dated as of February 9, 2000 (the "Effective Date"), by and between WAMEX Holdings, Inc., a New York corporation, (the "Company"), and M. Richard Cutler ("Cutler"), Brian A. Lebrecht ("Lebrecht"), and Vi Bui ("Bui"). Each of Cutler, Lebrecht, and Bui shall be referred to as a "Holder" and collectively as the "Holders."

                                    RECITALS
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     WHEREAS,  pursuant  to a Consulting Agreement of even date herewith between the Company and Holders, the Holders were issued an aggregate of 100,000 shares of common stock of the Company (the "Shares").

     WHEREAS, the Company proposes to issue to Holders an option to put back to the Company the Shares in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree as follows:

                                    AGREEMENT
                                    ---------

     SECTION  1.     Issuance  of  Option;  Term.  As  of  the  date hereof, the
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Company hereby issues to Holders an option (the "Option") to put the Shares back to the Company at a price equal to $6.50 per Share (the "Option Price"), payable via cashiers check or wire transfer within five (5) days of the exercise of Holder's Option hereunder. This Option and the Holder's rights hereunder are secured by a pledge of 70,000 shares of common stock of the Company delivered to and held by the Escrow Agent pursuant to an Escrow Agreement of even date herewith. The Option and Holder's rights hereunder shall terminate 120 days after the filing of a Form S-8 with the Securities and Exchange Commission to register the Shares.

     SECTION  2.  Exercise  Fee and Expenses.  The Holders right to exercise the
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Option  shall  not  be  subject  to a fee of any sort, and the Company agrees to incur and pay any expenses related to the exercise of the Option and the payment of the Option Price, including but not limited to transfer and legal fees.

     SECTION  3     Vesting  of  the  Option.  The Holders right to exercise the
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Option  shall  vest immediately upon execution of this Agreement (the "Effective
Date").

     SECTION  4     Exercise  of  the  Option.  Following  the  Effective  Date,
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Holders  shall  have  the right to exercise the Options in the following manner:

     4.1 Holders shall deliver written notice to the Company as set forth herein.

4.2 Holders shall, within five (5) days of giving notice to the Company, deliver the Shares and fully executed and medallion guaranteed stock powers to Edward Burnbaum, Esq., of Burnbaum, Novack and Crystal, LLP, 300 East 42nd Street, 10th Floor, New York, NY 10017.

4.3 The Company shall, within five (5) business days of receiving notice, deliver the Option Price to Edward Burnbaum, Esq. at the address set forth herein.

4.4 Upon the receipt of the Shares (along with stock powers) and the Option Price by Edward Burnbaum, Burnbaum shall deliver the Option Price to the Holders. In the event the Option Price is not delivered to the Holders within five (5) days of the Holders' delivery of the Shares to Mr. Burnbaum, then the Company shall be deemed to be in default hereunder, and the Shares shall immediately be returned to the Holders. Nothing herein shall limit the remedies available to the Holders for breach of this Agreement.

     SECTION  5.     Mutilated  or  Missing  Option  Certificates.  In  case the
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original  of  this  Agreement shall be mutilated, lost, stolen or destroyed, the
Company shall issue and deliver, in exchange and substitution for and upon cancellation of this Agreement, a new Option of like tenor and representing an equivalent right or interest.

     SECTION  6.     Reservation  of  Option  Price.  The  Company  will, at all
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times,  maintain,  reserve  and keep available an amount of cash or other liquid securities for the purpose of enabling it to satisfy its obligation to pay the Option Price upon exercise of the Option.

     SECTION 7.     Non-Assignable Option Rights.  Holder's Option granted under
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this  Agreement  is  non-assignable  by  Holders  or  the  Company.

     SECTION  8.     Consolidation,  Merger  or  Sale  of  the  Company.  If the
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Company  is  a  party  to  a  consolidation,  merger or transfer of assets which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall by operation of law assume the Company's obligations under this Agreement. In case at any time or from time to time after the Effective Date the holders of the Common Stock of the Company shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefore, other or additional stock or other securities or property (including cash) by way of stock split, spinoff, reclassification, combination of shares or similar corporate rearrangement (exclusive of any stock dividend of its or any subsidiary's capital stock), then the Option Price shall be adjusted proportionally.

     SECTION 9.  Notices to Company and Holder. All notices provided for in this
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Agreement  shall  be  in  writing  signed  by  the party giving such notice, and delivered personally or sent by overnight courier or messenger or sent by registered or certified mail (air mail if overseas), return receipt requested, or by telex, facsimile transmission, telegram or similar means of communication. Notices shall be deemed to have been received on the date of personal delivery, telex, facsimile transmission, telegram or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the third business day after the date of mailing. Notices shall be sent to the addresses set forth below:

     If  to  the  Company:          WAMEX  Holdings,  Inc.
                                    3040  Nostrand  Avenue
                                    Marine  Park,  NY  11229
                                    Facsimile  (____)  __________________
                                    Attn:  Mitchell  H.  Cushing,  CEO

     If  to  the  Holders:          c/o  Cutler  Law  Group
                                    610  Newport  Center  Drive,  Suite  800
                                    Newport  Beach,  CA  92660
                                    Facsimile  (949)  719-1988
                                    Attn:  M.  Richard  Cutler

     SECTION  10.  Supplements  and  Amendments.  This  Agreement  may  only  be
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amended  with  the  express  written  consent  of  Holders  and  the  Company.

     SECTION  11.  Successors.     All  the  covenants  and  provisions  of this
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Agreement  by  or for the benefit of the Company or Holders shall bind and inure to  the  benefit  of  their  respective  successor  and  assigns  hereunder.

     SECTION  12.  Counterparts.   This Agreement may be executed in one or more
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counter  parts,  such  that  when  integrated  together they will form a binding
Agreement.

     SECTION  13.     Choice of Law and Venue.     This Agreement and the rights
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of  the  parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any party hereto shall be brought within the State of California, County of Orange.

     SECTION  14.     Jurisdiction.  The  parties  submit to the jurisdiction of
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the  Courts of the State of California or a Federal Court empaneled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

     SECTION 15.     Attorneys' Fees.  Except as otherwise provided herein, if a
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dispute  should  arise  between  the  parties  including,  but  not  limited  to arbitration, the prevailing party shall be reimbursed by the nonprevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.


WAMEX  Holdings,  Inc.

/s/  Mitchell H. Cushing
______________________________
By:     Mitchell  H.  Cushing
Its:     Chief  Executive  Officer

/s/  M. Richard Cutler                          /s/  Brian A. Lebrecht
______________________________                  ______________________________
M.  Richard  Cutler                              Brian  A.  Lebrecht


/s/  Vi Bui
______________________________
Vi  Bui



Executed only to acknowledge the agreement of the Parties and the obligations set forth in Section 4 hereof:

/s/  Edward Burnbaum
_______________________________
Edward  Burnbaum